Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

WARSAW, N.Y., July 27, 2023 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company,” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”) and Courier Capital, LLC (“Courier Capital”), today reported financial and operational results for the second quarter ended June 30, 2023.

Net income was $14.4 million for the second quarter of 2023, compared to $12.1 million in the first quarter of 2023 and $15.6 million in the second quarter of 2022. After preferred dividends, net income available to common shareholders was $14.0 million, or $0.91 per diluted share, in the second quarter of 2023, compared to $11.7 million, or $0.76 per diluted share, in the first quarter of 2023, and $15.3 million, or $0.99 per diluted share, in the second quarter of 2022. The Company recorded a provision for credit losses of $3.2 million in the current quarter, compared to $4.2 million in the linked quarter and $563 thousand in the prior year quarter.

Second Quarter 2023 Highlights:

•
Total loans were $4.40 billion at June 30, 2023, reflecting an increase of $154.5 million, or 3.6%, from March 31, 2023 and $633.8 million, or 16.8%, from June 30, 2022.
•
Total deposits were $5.03 billion at June 30, 2023, down $106.4 million, or 2.1%, from March 31, 2023, reflective of seasonal outflows in the public deposit portfolio that occur during the second quarter, and up $214.3 million, or 4.4%, from one year prior.
•
Net interest income of $42.3 million increased $522 thousand, or 1.2%, and $740 thousand, or 1.8%, from the linked and year-ago quarters, respectively, amid the current rising interest rate environment that has driven higher yields as well as higher funding costs.
•
Noninterest income was $11.5 million, up $542 thousand, or 5.0%, from the first quarter of 2023 and up $106 thousand, or 0.9%, from the second quarter of 2022.
•
The Company completed the merger of its two wholly-owned SEC-registered investment advisory firm subsidiaries, under which HNP Capital, LLC merged with and into Courier Capital, LLC, now one of the largest registered investment advisory firms headquartered in Western New York with assets under management of $2.75 billion at June 30, 2023.
•
The Company continues to report strong credit quality metrics, including annualized net charge-offs to average loans for the current quarter of 0.06%, as well as non-performing loans to total loans of 0.23% and non-performing assets to total assets of 0.16% as of June 30, 2023.
•
Results for the second quarter of 2023 were positively impacted by a reduction in income tax expense of approximately $761 thousand for federal and state tax benefits related to tax credit investments placed in service in the current and prior quarters. These tax credit investments also generated a net gain of $489 thousand, recorded in noninterest income, resulting in a net positive impact in the quarter of $1.3 million.

“Our second quarter performance included incremental loan growth, which helped to partially offset ongoing funding cost pressures impacting our industry, as well as the continuation of solid credit quality metrics that reflect our long-term commitment to credit disciplined loan growth,” said President and Chief Executive Officer Martin K. Birmingham. “We continue to believe that 2023 loan growth will be concentrated in the first half of the year, with commercial mortgage originations expected to slow significantly as a result of softer demand given economic conditions and higher liquidity premiums in our pricing models. Our consumer and commercial loan portfolios continue to demonstrate stability and acceptable performance despite the volatility associated with the higher interest rate environment. Credit quality remains very strong, as measured by our ratios of annualized charge-offs to average loans for commercial mortgage loans standing at zero basis points and our consumer indirect charge-off ratio improving to 12 basis points for the quarter.

“During the second quarter, we also took steps to better position our wealth management business for growth by combining our registered investment advisory firms under the Courier Capital name. The merger enhances the size and scale of Courier Capital within our footprint, including in Buffalo, Rochester and across Upstate New York, thereby expanding the spectrum of opportunities where we can compete. It also streamlines our business development efforts with respect to institutional clients, retirement plan sponsors and high-net-worth individuals and families. Our wealth business has and will continue to be an important driver of noninterest income and overall revenue diversity.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “Heading into the second half of the year, we are maintaining a strong focus on deposit generation. We launched a new marketing campaign this week and are beginning to see some of our anticipated Banking-as-a-Service, or BaaS, deposits come on. While we experienced continued margin compression in the second quarter, it was at a more modest level than during the linked quarter. We have observed a slowing of prepayments across all asset classes; however, we continue to expect loan and investment cash flow of approximately $1 billion over the next 12-months given the pace of loan originations during the first half of 2023.”

Merger of Courier Capital and HNP Capital

On May 1, 2023, the Company announced the completion of the merger of its wholly-owned SEC-registered investment advisory firms, under which HNP Capital merged with and into Courier Capital. As one of the largest registered investment advisory firms in Western New York, with assets under management of approximately $2.75 billion at June 30, 2023, Courier Capital provides customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans.

Net Interest Income and Net Interest Margin

Net interest income was $42.3 million for the second quarter of 2023, an increase of $522 thousand from the first quarter of 2023 and an increase of $740 thousand from the second quarter of 2022.

Average interest-earning assets for the current quarter were $5.69 billion, an increase of $205.8 million from the first quarter of 2023 due to a $208.5 million increase in average loans and a $29.6 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $32.3 million decrease in the average balance of investment securities. Average interest-earning assets for the current quarter were $445.3 million higher than the second quarter of 2022 due to a $559.6 million increase in average loans and a $32.5 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $146.9 million decrease in the average balance of investment securities.

Average interest-bearing liabilities for the current quarter were $4.43 billion, an increase of $247.5 million from the first quarter of 2023, primarily due to a $149.4 million increase in average short-term borrowings and a $124.5 million increase in average time deposits, partially offset by a $31.5 million decrease in average interest-bearing demand deposits. Average interest-bearing liabilities for the second quarter of 2023 were $489.5 million higher than the year-ago quarter, primarily due to a $551.7 milion increase in average time deposits and a $200.7 million increase in average short-term borrowings, partially offset by a $222.9 million decrease in average savings and money market accounts, and a $90.4 million decrease in average interest-bearing demand deposits.

Net interest margin was 2.99% in the current quarter as compared to 3.09% in the first quarter of 2023 and 3.19% in the second quarter of 2022, primarily as a result of a shift in the deposit mix from lower cost transactional accounts to higher cost time deposits, as customers responded to the rising interest rate environment, as well as seasonality and repricing within the public deposit portfolio, partially offset by an increase in the average yield on interest-earnings assets.

Noninterest Income

Noninterest income was $11.5 million for the second quarter of 2023, an increase of $542 thousand from the first quarter of 2023 and an increase of $106 thousand from the second quarter of 2022.

•
Service charges on deposits of $1.2 million reflected a $196 thousand increase from the linked first quarter of 2023, due in part to seasonal consumer spending habits, and a $214 thousand decrease from the year-ago period, due to a reduction in nonsufficient funds fees as a result of January 2023 changes in the Bank’s consumer overdraft program that align with trends in community banking.
•
Insurance income of $1.3 million was $759 thousand lower than the first quarter of 2023 and $94 thousand higher than the second quarter of 2022, with the linked quarter change largely due to timing of contingent revenue earned in the first quarter each year.
•
Investment advisory income of $2.8 million was $104 thousand lower than the first quarter of 2023 and $87 thousand lower than the second quarter of 2022, primarily due to lower transaction-based fees in the most recent period.
•
Income from investments in limited partnerships of $469 thousand was $218 thousand higher than the first quarter of 2023 and $227 thousand higher than the second quarter of 2022. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Net gain on sale of loans held for sale was $122 thousand in the current quarter compared to $112 thousand in the first quarter of 2023 and $828 thousand in the second quarter of 2022, when the Company recorded a $586 thousand gain related to the sale of a $31.2 million portfolio of indirect loans.
•
A net gain on tax credit investments of $489 thousand was recognized in the current quarter related to tax credit investments placed in service in the current and prior quarters. This net gain includes the New York investment tax credits that are refundable, partially offset by amortization of the tax credit investments.

Noninterest Expense

Noninterest expense was $33.8 million in the second quarter of 2023 compared to $33.7 million in the first quarter of 2023 and $32.9 million in the second quarter of 2022.

•
Salaries and employee benefits expense of $17.8 million was $379 thousand lower than the first quarter of 2023 and $788 thousand higher than the second quarter of 2022. The linked quarter change was primarily due to lower medical and dental claim activity, while the year-over-year increase was primarily due to annual merit increases.
•
Occupancy and equipment expenses of $3.5 million were down $192 thousand and $477 thousand from the linked and year-ago periods, respectively, primarily due to timing of maintenance and repairs.
•
Professional services expenses of $1.3 million were $222 thousand lower than the first quarter of 2023, due to the timing of audit fees, and were flat with the second quarter of 2022.
•
FDIC assessments expense of $1.2 million reflects increases of $124 thousand and $618 thousand from the linked and year-ago quarters, respectively, due in part to the impact of an increase in base deposit insurance assessment rate schedules by two basis points.
•
Other expense of $4.0 million was $587 thousand higher than the first quarter of 2023 and $1.0 million higher than the second quarter of 2022. The linked quarter variance was driven in part by interest charges related to collateral held for derivative transactions. The year-over-year increase was the result of a combination of factors including interest charges related to collateral held for derivative transactions, the timing of deposit account-related fraud charge-offs, higher insurance costs and the impact of inflationary pressures.
•
As previously disclosed, in the second quarter of 2022 the Company recognized restructuring charges of $1.3 million in connection with the write-down of real estate assets to fair market value based upon then-existing purchase offers and current market conditions for five locations that were closed in the second half of 2020. There were no such restructuring charges in the first quarter of 2023 and modest recoveries of $19 thousand in the second quarter of 2023.

Income Taxes

Income tax expense was $2.4 million for the second quarter of 2023 compared to $2.8 million in the first quarter of 2023 and $3.9 million in the second quarter of 2022. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the second quarter of 2023, first quarter of 2023, and second quarter of 2022, resulting in income tax expense reductions of $761 thousand, $584 thousand, and $426 thousand, respectively.

The effective tax rate was 14.4% for the second quarter of 2023, 18.7% for the first quarter of 2023, and 19.8% for the second quarter of 2022. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.14 billion at June 30, 2023, up $174.3 million from March 31, 2023, and up $573.1 million from June 30, 2022.

Investment securities were $1.07 billion at June 30, 2023, down $53.5 million from March 31, 2023, and down $189.9 million from June 30, 2022. The decline in the linked quarter portfolio balance was driven by the use of portfolio cash flow to fund loan originations. The decrease from June 30, 2022 was primarily the result of a decrease in the market value of the portfolio due to rising interest rates combined with the use of portfolio cash flow to fund loan originations.

Total loans were $4.40 billion at June 30, 2023, up $154.5 million, or 3.6%, from March 31, 2023, and up $633.8 million, or 16.8%, from June 30, 2022.

•
Commercial business loans totaled $720.4 million, up $25.3 million, or 3.6%, from March 31, 2023, and up $109.3 million, or 17.9%, from June 30, 2022.
•
Commercial mortgage loans totaled $1.96 billion, up $119.7 million, or 6.5%, from March 31, 2023, and up $513.1 million, or 35.4%, from June 30, 2022.
•
Residential real estate loans totaled $611.2 million, up $19.4 million, or 3.3%, from March 31, 2023, and up $36.4 million, or 6.3%, from June 30, 2022.
•
Consumer indirect loans totaled $1.00 billion, down $21.2 million, or 2.1%, from March 31, 2023, and down $38.3 million, or 3.7%, from June 30, 2022.

Total deposits were $5.03 billion at June 30, 2023, $106.4 million lower than March 31, 2023, and $214.3 million higher than June 30, 2022. The decrease from March 31, 2023 was primarily the result of a seasonal decrease in public deposits. The increase from June 30, 2022 was primarily driven by increases in reciprocal and brokered deposits. Public deposit balances represented 20% of total deposits at June 30, 2023, 23% at March 31, 2023 and 21% at June 30, 2022.

Short-term borrowings were $374.0 million at June 30, 2023, compared to $116.0 million at March 31, 2023 and $109.0 million at June 30, 2022. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders’ equity was $425.9 million at June 30, 2023, compared to $422.8 million at March 31, 2023, and $425.8 million at June 30, 2022. Shareholders’ equity has been negatively impacted since 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as they are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and given the high quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $26.53 at June 30, 2023, an increase of $0.15, or 0.6%, from $26.38 at March 31, 2023, and a decrease of $0.11, or 0.4%, from $26.64 at June 30, 2022. Tangible common book value per share(1) was $21.79 at June 30, 2023, an increase of $0.18, or 0.8%, from $21.62 at March 31, 2023, and a decrease of $0.03, or 0.1%, from $21.82 at June 30, 2022. The common equity to assets ratio was 6.65% at June 30, 2023, compared to 6.80% at March 31, 2023, and 7.34% at June 30, 2022. Tangible common equity to tangible assets(1), or the TCE ratio, was 5.53%, 5.64% and 6.09% at June 30, 2023, March 31, 2023, and June 30, 2022, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago periods was the previously described changes in accumulated other comprehensive loss.

During the second quarter of 2023, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked quarter and representing an increase of 3.4% over the prior year quarter. The dividend returned 33.0% of second quarter net income to common shareholders.

The Company’s regulatory capital ratios at June 30, 2023 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 8.08% compared to 8.19% and 8.20% at March 31, 2023, and June 30, 2022, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.10% compared to 9.21% and 9.91% at March 31, 2023, and June 30, 2022, respectively.
•
Tier 1 Capital Ratio was 9.43% compared to 9.55% and 10.29% at March 31, 2023, and June 30, 2022, respectively.
•
Total Risk-Based Capital Ratio was 11.77% compared to 11.93% and 12.75% at March 31, 2023, and June 30, 2022, respectively.

Credit Quality

Non-performing loans were $9.9 million, or 0.23% of total loans, at June 30, 2023, as compared to $8.8 million, or 0.21% of total loans, at March 31, 2023, and $6.5 million, or 0.17% of total loans, at June 30, 2022. Net charge-offs were $636 thousand, representing 0.06% of average loans on an annualized basis, for the current quarter, as compared to net charge-offs of $2.1 million, or an annualized 0.21% of average loans, in the first quarter of 2023 and net recoveries of $1.0 million, or an annualized 0.11%, in the second quarter of 2022. As previously disclosed, during the second quarter of 2022, the Company recovered $2.0 million in connection with the pay-off of a commercial loan that was downgraded to non-performing status with a partial charge-off in the fourth quarter of 2021.

At June 30, 2023, the allowance for credit losses on loans to total loans ratio was 1.13%, compared to 1.12% at March 31, 2023, and 1.13% at June 30, 2022.

Provision for credit losses on loans was $2.9 million in the current quarter, compared to $4.2 million in the first quarter of 2023 and $446 thousand in the second quarter of 2022. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard (“CECL”), increased by $287 thousand in the second quarter of 2023, $11 thousand in the first quarter of 2023, and $119 thousand in the second quarter of 2022. Provision for credit losses for the second quarter of 2023 reflected the impact of strong loan growth and a modest increase in the national unemployment forecast, partially offset by low levels of net charge-offs and a reduction in overall specific reserve levels. In the second quarter of 2022, the loan loss provision was impacted by the previously mentioned $2.0 million commercial loan recovery.

The Company has remained strategically focused on the importance of credit discipline, allocating what it believes are the necessary resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 503% at June 30, 2023, 540% at March 31, 2023, and 648% at June 30, 2022.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2023, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2023, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on July 28, 2023 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 588237. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” "continue," “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of the COVID-19 pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2023		2022
	June 30,	March 31,	December 31,	September 30,	June 30,
SELECTED BALANCE SHEET DATA:

Cash and cash equivalents	$180,248	$139,974	$130,466	$118,581	$109,705
Investment securities:
Available for sale	912,122	945,442	954,371	965,531	1,057,018
Held-to-maturity, net	159,893	180,052	188,975	197,538	204,933
Total investment securities	1,072,015	1,125,494	1,143,346	1,163,069	1,261,951
Loans held for sale	805	682	550	2,074	4,265
Loans:
Commercial business	720,372	695,110	664,249	633,894	611,102
Commercial mortgage	1,961,220	1,841,481	1,679,840	1,564,545	1,448,152
Residential real estate loans	611,199	591,846	589,960	577,821	574,784
Residential real estate lines	75,971	76,086	77,670	77,336	76,108
Consumer indirect	1,000,982	1,022,202	1,023,620	997,423	1,039,251
Other consumer	28,065	16,607	15,110	15,832	14,621
Total loans	4,397,809	4,243,332	4,050,449	3,866,851	3,764,018
Allowance for credit losses - loans	49,836	47,528	45,413	44,106	42,452
Total loans, net	4,347,973	4,195,804	4,005,036	3,822,745	3,721,566
Total interest-earning assets	5,749,015	5,600,786	5,428,533	5,073,983	5,206,795
Goodwill and other intangible assets, net	72,950	73,180	73,414	73,653	73,897
Total assets	6,141,298	5,966,992	5,797,272	5,624,482	5,568,198
Deposits:
Noninterest-bearing demand	1,022,788	1,067,011	1,139,214	1,135,125	1,114,460
Interest-bearing demand	823,983	901,251	863,822	946,431	877,661
Savings and money market	1,641,014	1,701,663	1,643,516	1,800,321	1,845,186
Time deposits	1,547,076	1,471,382	1,282,872	1,023,277	983,209
Total deposits	5,034,861	5,141,307	4,929,424	4,905,154	4,820,516
Short-term borrowings	374,000	116,000	205,000	69,000	109,000
Long-term borrowings, net	124,377	124,299	74,222	74,144	74,067
Total interest-bearing liabilities	4,510,450	4,314,595	4,069,432	3,913,173	3,889,123
Shareholders’ equity	425,873	422,823	405,605	394,048	425,801
Common shareholders’ equity	408,581	405,531	388,313	376,756	408,509
Tangible common equity (1)	335,631	332,351	314,899	303,103	334,612
Accumulated other comprehensive loss	$(134,472)	$(127,372)	$(137,487)	$(141,183)	$(99,724)

Common shares outstanding	15,402	15,375	15,340	15,334	15,334
Treasury shares	698	724	760	765	765
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.08%	8.19%	8.33%	8.35%	8.20%
Common equity Tier 1 capital ratio	9.10%	9.21%	9.42%	9.75%	9.91%
Tier 1 capital ratio	9.43%	9.55%	9.78%	10.12%	10.29%
Total risk-based capital ratio	11.77%	11.93%	12.13%	12.53%	12.75%
Common equity to assets	6.65%	6.80%	6.70%	6.70%	7.34%
Tangible common equity to tangible assets (1)	5.53%	5.64%	5.50%	5.46%	6.09%

Common book value per share	$26.53	$26.38	$25.31	$24.57	$26.64
Tangible common book value per share (1)	$21.79	$21.62	$20.53	$19.77	$21.82

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2023		2022
	June 30,		Second	First	Fourth	Third	Second
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$134,886	$87,627	$71,115	$63,771	$57,805	$50,675	$45,276
Interest expense	50,734	6,472	28,778	21,956	14,656	7,607	3,679
Net interest income	84,152	81,155	42,337	41,815	43,149	43,068	41,597
Provision for credit losses	7,444	2,882	3,230	4,214	6,115	4,314	563
Net interest income after provision for credit losses	76,708	78,273	39,107	37,601	37,034	38,754	41,034
Noninterest income:
Service charges on deposits	2,250	2,806	1,223	1,027	1,486	1,597	1,437
Insurance income	3,415	3,331	1,328	2,087	1,462	1,571	1,234
Card interchange income	4,046	4,055	2,107	1,939	2,074	2,076	2,103
Investment advisory	5,742	5,947	2,819	2,923	2,824	2,722	2,906
Company owned life insurance	1,947	1,702	953	994	875	2,965	869
Investments in limited partnerships	720	1,037	469	251	191	65	242
Loan servicing	260	244	114	146	124	139	135
Income from derivative instruments, net	1,199	1,164	703	496	656	99	645
Net gain on sale of loans held for sale	234	737	122	112	182	308	828
Net loss on investment securities	-	(15)	-	-	-	-	(15)
Net gain (loss) on other assets	32	7	(7)	39	(1)	(22)	7
Net gain (loss) on tax credit investments	288	(319)	489	(201)	(111)	(385)	(92)
Other	2,257	1,986	1,146	1,111	1,175	1,517	1,061
Total noninterest income	22,390	22,682	11,466	10,924	10,937	12,652	11,360
Noninterest expense:
Salaries and employee benefits	35,887	33,582	17,754	18,133	18,101	17,950	16,966
Occupancy and equipment	7,268	7,771	3,538	3,730	3,539	3,793	4,015
Professional services	2,768	2,925	1,273	1,495	1,420	1,247	1,269
Computer and data processing	9,441	8,552	4,750	4,691	4,679	4,407	4,573
Supplies and postage	963	1,010	473	490	493	440	469
FDIC assessments	2,354	1,134	1,239	1,115	655	651	621
Advertising and promotions	812	786	498	314	576	651	406
Amortization of intangibles	464	503	230	234	239	244	249
Restructuring (recoveries) charges	(19)	1,269	(19)	-	350	-	1,269
Other	7,505	5,490	4,046	3,459	3,461	3,444	3,050
Total noninterest expense	67,443	63,022	33,782	33,661	33,513	32,827	32,887
Income before income taxes	31,655	37,933	16,791	14,864	14,458	18,579	19,507
Income tax expense	5,193	7,302	2,418	2,775	2,370	4,725	3,859
Net income	26,462	30,631	14,373	12,089	12,088	13,854	15,648
Preferred stock dividends	729	729	364	365	364	365	365
Net income available to common shareholders	$25,733	$29,902	$14,009	$11,724	$11,724	$13,489	$15,283
FINANCIAL RATIOS:
Earnings per share – basic	$1.68	$1.94	$0.91	$0.76	$0.76	$0.88	$1.00
Earnings per share – diluted	$1.67	$1.93	$0.91	$0.76	$0.76	$0.88	$0.99
Cash dividends declared on common stock	$0.60	$0.58	$0.30	$0.30	$0.29	$0.29	$0.29
Common dividend payout ratio	35.71%	29.90%	32.97%	39.47%	38.16%	32.95%	29.00%
Dividend yield (annualized)	7.69%	4.50%	7.64%	6.31%	4.72%	4.78%	4.47%
Return on average assets (annualized)	0.90%	1.11%	0.95%	0.84%	0.85%	0.98%	1.12%
Return on average equity (annualized)	12.60%	13.32%	13.43%	11.73%	11.92%	12.55%	14.40%
Return on average common equity (annualized)	12.77%	13.51%	13.64%	11.87%	12.08%	12.72%	14.64%
Return on average tangible common equity (annualized) (1)	15.58%	16.20%	16.58%	14.53%	14.94%	15.43%	17.79%
Efficiency ratio (2)	63.17%	60.51%	62.66%	63.68%	61.82%	58.78%	61.91%
Effective tax rate	16.4%	19.2%	14.4%	18.7%	16.4%	25.4%	19.8%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2023		2022
	June 30,		Second	First	Fourth	Third	Second
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$78,214	$52,538	$92,954	$63,311	$49,073	$42,183	$60,429
Investment securities (1)	1,285,254	1,417,996	1,269,181	1,301,506	1,332,776	1,369,166	1,416,065
Loans:
Commercial business	690,360	627,241	710,145	670,354	636,470	623,916	626,574
Commercial mortgage	1,828,807	1,430,916	1,911,729	1,744,963	1,633,298	1,514,138	1,429,910
Residential real estate loans	594,217	578,994	598,638	589,747	582,352	577,094	576,990
Residential real estate lines	76,408	77,167	76,191	76,627	77,342	76,853	76,730
Consumer indirect	1,017,814	1,007,791	1,011,338	1,024,362	1,003,728	1,012,787	1,045,720
Other consumer	18,439	14,356	21,686	15,156	15,175	14,648	14,183
Total loans	4,226,045	3,736,465	4,329,727	4,121,209	3,948,365	3,819,436	3,770,107
Total interest-earning assets	5,589,513	5,206,999	5,691,862	5,486,026	5,330,214	5,230,785	5,246,601
Goodwill and other intangible assets, net	73,194	74,161	73,079	73,312	73,547	73,791	74,037
Total assets	5,949,101	5,579,371	6,053,258	5,843,786	5,667,331	5,599,964	5,598,217
Interest-bearing liabilities:
Interest-bearing demand	864,235	931,253	848,552	880,093	923,374	854,015	938,995
Savings and money market	1,662,598	1,915,344	1,660,148	1,665,075	1,764,230	1,817,413	1,882,998
Time deposits	1,444,705	941,448	1,506,592	1,382,131	1,116,135	1,031,162	954,862
Short-term borrowings	220,641	59,649	294,923	145,533	87,783	136,610	94,242
Long-term borrowings, net	119,318	73,980	124,329	114,251	74,175	74,096	74,019
Total interest-bearing liabilities	4,311,497	3,921,674	4,434,544	4,187,083	3,965,697	3,913,296	3,945,116
Noninterest-bearing demand deposits	1,047,121	1,090,835	1,029,681	1,064,754	1,123,223	1,115,759	1,098,084
Total deposits	5,018,659	4,878,880	5,044,973	4,992,053	4,926,962	4,818,349	4,874,939
Total liabilities	5,525,476	5,115,637	5,624,006	5,425,851	5,265,134	5,162,057	5,162,293
Shareholders’ equity	423,625	463,734	429,252	417,935	402,197	437,907	435,924
Common equity	406,333	446,442	411,960	400,643	384,905	420,615	418,632
Tangible common equity (2)	$333,139	$372,281	$338,881	$327,331	$311,358	$346,824	$344,595
Common shares outstanding:
Basic	15,356	15,440	15,372	15,348	15,330	15,329	15,306
Diluted	15,427	15,532	15,413	15,435	15,413	15,393	15,385
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.89%	1.78%	1.89%	1.90%	1.88%	1.81%	1.82%
Loans	5.78%	4.05%	5.93%	5.61%	5.15%	4.62%	4.13%
Total interest-earning assets	4.87%	3.40%	5.02%	4.71%	4.32%	3.86%	3.47%
Interest-bearing demand	0.71%	0.12%	0.77%	0.64%	0.52%	0.18%	0.12%
Savings and money market	1.80%	0.20%	2.00%	1.60%	1.20%	0.56%	0.23%
Time deposits	3.56%	0.35%	3.76%	3.33%	2.31%	1.12%	0.41%
Short-term borrowings	3.99%	0.95%	4.30%	3.35%	2.48%	1.95%	1.07%
Long-term borrowings, net	5.07%	5.73%	5.04%	5.11%	5.72%	5.72%	5.73%
Total interest-bearing liabilities	2.37%	0.33%	2.60%	2.12%	1.47%	0.77%	0.37%
Net interest rate spread	2.50%	3.07%	2.42%	2.59%	2.85%	3.09%	3.10%
Net interest margin	3.04%	3.15%	2.99%	3.09%	3.23%	3.28%	3.19%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2023		2022
	June 30,		Second	First	Fourth	Third	Second
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$45,413	$39,676	$47,528	$45,413	$44,106	$42,452	$40,966
Net loan charge-offs (recoveries):
Commercial business	(91)	53	33	(124)	(21)	(96)	90
Commercial mortgage	14	(2,019)	16	(2)	1,167	(1)	(2,018)
Residential real estate loans	71	41	13	58	242	(4)	46
Residential real estate lines	41	(17)	25	16	(19)	35	(12)
Consumer indirect	2,138	1,197	300	1,838	1,451	1,890	647
Other consumer	552	492	249	303	518	329	207
Total net charge-offs (recoveries)	2,725	(253)	636	2,089	3,338	2,153	(1,040)
Provision for credit losses - loans	7,148	2,523	2,944	4,204	4,645	3,807	446
Ending balance	$49,836	$42,452	$49,836	$47,528	$45,413	$44,106	$42,452

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.03%	0.02%	0.02%	-0.08%	-0.01%	-0.06%	0.06%
Commercial mortgage	0.00%	-0.28%	0.00%	0.00%	0.28%	0.00%	-0.57%
Residential real estate loans	0.02%	0.01%	0.01%	0.04%	0.16%	0.00%	0.03%
Residential real estate lines	0.11%	-0.04%	0.13%	0.09%	-0.10%	0.18%	-0.06%
Consumer indirect	0.42%	0.24%	0.12%	0.73%	0.57%	0.74%	0.25%
Other consumer	6.04%	6.91%	4.62%	8.10%	13.57%	8.90%	5.86%
Total loans	0.13%	-0.01%	0.06%	0.21%	0.34%	0.22%	-0.11%

Supplemental information (1)
Non-performing loans:
Commercial business	$415	$422	$415	$334	$340	$1,358	$422
Commercial mortgage	2,477	836	2,477	2,550	2,564	843	836
Residential real estate loans	3,820	2,738	3,820	3,267	4,071	3,550	2,738
Residential real estate lines	208	160	208	159	142	119	160
Consumer indirect	2,982	2,389	2,982	2,487	3,079	2,666	2,389
Other consumer	5	3	5	4	2	-	3
Total non-performing loans	9,907	6,548	9,907	8,801	10,198	8,536	6,548
Foreclosed assets	163	-	163	101	19	-	-
Total non-performing assets	$10,070	$6,548	$10,070	$8,902	$10,217	$8,536	$6,548

Total non-performing loans to total loans	0.23%	0.17%	0.23%	0.21%	0.25%	0.22%	0.17%
Total non-performing assets to total assets	0.16%	0.11%	0.16%	0.15%	0.18%	0.15%	0.12%
Allowance for credit losses - loans to total loans	1.13%	1.13%	1.13%	1.12%	1.12%	1.14%	1.13%
Allowance for credit losses - loans to non-performing loans	503%	648%	503%	540%	445%	517%	648%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2023		2022
	June 30,		Second	First	Fourth	Third	Second
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,141,298	$5,966,992	$5,797,272	$5,624,482	$5,568,198
Less: Goodwill and other intangible assets, net			72,950	73,180	73,414	73,653	73,897
Tangible assets			$6,068,348	$5,893,812	$5,723,858	$5,550,829	$5,494,301

Ending tangible common equity:
Common shareholders’ equity			$408,581	$405,531	$388,313	$376,756	$408,509
Less: Goodwill and other intangible assets, net			72,950	73,180	73,414	73,653	73,897
Tangible common equity			$335,631	$332,351	$314,899	$303,103	$334,612

Tangible common equity to tangible assets (1)			5.53%	5.64%	5.50%	5.46%	6.09%

Common shares outstanding			15,402	15,375	15,340	15,334	15,334
Tangible common book value per share (2)			$21.79	$21.62	$20.53	$19.77	$21.82

Average tangible assets:
Average assets	$5,949,101	$5,579,371	$6,053,258	$5,843,786	$5,667,331	$5,599,964	$5,598,217
Less: Average goodwill and other intangible assets, net	73,194	74,161	73,079	73,312	73,547	73,791	74,037
Average tangible assets	$5,875,907	$5,505,210	$5,980,179	$5,770,474	$5,593,784	$5,526,173	$5,524,180

Average tangible common equity:
Average common equity	$406,333	$446,442	$411,960	$400,643	$384,905	$420,615	$418,632
Less: Average goodwill and other intangible assets, net	73,194	74,161	73,079	73,312	73,547	73,791	74,037
Average tangible common equity	$333,139	$372,281	$338,881	$327,331	$311,358	$346,824	$344,595

Net income available to common shareholders	$25,733	$29,902	$14,009	$11,724	$11,724	$13,489	$15,283
Return on average tangible common equity (3)	15.58%	16.20%	16.58%	14.53%	14.94%	15.43%	17.79%

Pre-tax pre-provision income:
Net income	$26,462	$30,631	$14,373	$12,089	$12,088	$13,854	$15,648
Add: Income tax expense	5,193	7,302	2,418	2,775	2,370	4,725	3,859
Add: Provision for credit losses	7,444	2,882	3,230	4,214	6,115	4,314	563
Pre-tax pre-provision income	$39,099	$40,815	$20,021	$19,078	$20,573	$22,893	$20,070
Adjustments:
Restructuring (recoveries) charges	(19)	1,269	(19)	-	350	-	1,269
Enhancement from COLI surrender and redeployment	-	-	-	-	-	(1,997)	-
Adjusted pre-tax pre-provision income	$39,080	$42,084	$20,002	$19,078	$20,923	$20,896	$21,339
Less: Paycheck Protection Program "PPP" accretion interest income and fees	(16)	(1,881)	(8)	(8)	(78)	(312)	(809)
Pre-PPP adjusted pre-tax pre-provision income	$39,064	$40,203	$19,994	$19,070	$20,845	$20,584	$20,530

Total loans excluding PPP loans:
Total loans			$4,397,809	$4,243,332	$4,050,449	$3,866,851	$3,764,018
Less: Total PPP loans			1,032	1,094	1,161	2,783	8,910
Total loans excluding PPP loans			$4,396,777	$4,242,238	$4,049,288	$3,864,068	$3,755,108

Allowance for credit losses - loans			$49,836	$47,528	$45,413	$44,106	$42,452
Allowance for credit losses - loans to total loans excluding PPP loans (4)			1.13%	1.12%	1.12%	1.14%	1.13%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.